Exhibit 99.2

Vringo to Present at the Rodman & Renshaw Annual Global Investment Conference in New York

NEW YORK, Aug 24, 2010 (GlobeNewswire via COMTEX) —

Vringo, Inc. (NYSE Amex:VRNG), a provider of video ringtones and personalization solutions for mobile devices, today announced that Jon Medved, Chief Executive Officer of Vringo, will present at the Rodman & Renshaw Annual Global Investment Conference taking place at the New York Palace Hotel in New York City on September 12 - 15, 2010. The Company’s presentation is scheduled for Monday, September 13, at 11:40 a.m. Eastern Time.

The presentation will be broadcast live via the internet. The broadcast will include slides and an audio webcast that can be accessed from the investor relations section of the Company’s website: http://ir.vringo.com. A broadcast replay (slides and audio) will become available within approximately one hour of the live presentation and will remain available for 90 days following the conference.

About Rodman & Renshaw

Rodman & Renshaw is a full-service investment bank dedicated to providing corporate finance, strategic advisory and related services to public and private companies across multiple sectors and regions. Rodman also provides research and sales and trading services to institutional investors. Rodman is the leader in the PIPE (private investment in public equity) and RD (registered direct offering) transaction markets. According to Sagient Research Systems, Rodman has been ranked the #1 Placement Agent in terms of the aggregate number of PIPE and RD financing transactions completed every year since 2005. For more information please visit: http://www.rodm.com.

About Vringo

Founded in 2006, Vringo is bringing about the evolution of ringtones. With its award-winning video ringtone application and mobile software platform, Vringo transforms the basic act of making and receiving mobile phone calls into a highly visual, social experience. By installing Vringo’s application, which is compatible with more than 200 handsets, users can create or take video, images and slideshows from virtually anywhere and make it into their personal call signature. Vringo’s patented VringForward(TM) technology allows users to share video clips with friends with a simple call. Vringo has launched its service with various international mobile operators and dozens of content partners, and maintains a library of more than 5,000 video ringtones. For more information, visit http://ir.vringo.com.

For more information about how video ringtones work, visit www.vringo.com/p_video_ringtones.html.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a results of new information, future events or otherwise, except as required by law.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: Vringo, Inc.

CONTACT: Vringo, Inc.

Jonathan Medved, CEO

+1 646-525-4319 x 2501

jon@vringo.com

Crescendo Communications, LLC

Investor Relations

John J. Quirk

David K. Waldman

+1 212-671-1020

vrng@crescendo-ir.com